At a special meeting of Shareholders of the SEI
Institutional Investments Trust ( the Trust) was held on January 15, 2016 for the purpose of considering the proposal to elect, as a slate of nominees, each of the current Trustees and one new
Trust to the Board of Trustees of the Trust. The proposal was approved with the following voting results:

Trustee



 Shares Voted
Robert A.
Nesher




   For




1,502,297,605.46
   Withheld




254.94





William M.
Doran




   For




1,502,297,605.46
   Withheld




254.94





George J.
Sullivan, JR.




   For




1,502,297,605.46
   Withheld




254.94





Nina Lesavoy




   For




1,502,297,605.46
   Withheld




254.94





James M.
Williams




   For




1,502,297,605.46
   Withheld




254.94





Mitchell A.
Johnson




   For




1,502,297,605.46
   Withheld




254.94





Hubert L.
Harris, JR.




   For




1,502,297,605.46
   Withheld




254.94





Susan C. Cote




   For




1,502,297,605.46
   Withheld




254.94